EXHIBIT 10.35

Execution Version

RETIREMENT AND SEPARATION AGREEMENT

This Retirement and Separation Agreement is made by and between Lantheus Medical Imaging, Inc. (together with its affiliates, the “Company”) and Brian Markison (“you”) (each of the Company and you, individually, a “Party” and, collectively, the “Parties”), effective as of November 6, 2025 (the “Execution Date”) (this “Agreement”).

Each of the Parties, intending to be legally bound, agree as follows:

1.
Terms of Retirement and Separation as a Company Employee.
(a)
Retirement Date. Your employment with the Company will end effective as of December 31, 2025 (the “Retirement Date”). By signing this Agreement, you will be deemed to have resigned, as of the Retirement Date, from all positions and titles you hold with the Company.
(b)
Final Compensation. Following the Retirement Date, you will receive on the next regularly scheduled payroll in the form of one or more payroll checks or electronic deposits, as applicable, (i) your base salary for the final payroll period of your employment through the Retirement Date and (ii) payment for any vacation time accrued but not used as of the Retirement Date. In addition, you will receive, within 60 days following the Retirement Date, a lump sum amount equal to your earned annual cash bonus in respect of 2025, if any, based on actual Company performance as determined in the ordinary course and consistent with past practice. You will receive on or as soon as reasonably practicable following the Retirement Date (x) any contributions that you have made under the Company’s employee stock purchase plan that are refundable to you under its respective terms and conditions and (y) reimbursement for any business expenses incurred by you in accordance with the Company’s policies, but not yet paid to you, through the Retirement Date; provided any such business expenses are submitted via the Concur system within two weeks of your Retirement Date. You are entitled to the amounts outlined in this Section 1(b) (Final Compensation) regardless of whether you sign this Agreement.
(c)
Benefits. Except for any right you may have to elect to continue your participation and that of your eligible dependents in the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, your participation in all employee benefit plans and programs of the Company and its affiliates will end as of the last day of the month in which the Retirement Date occurs. Regardless of whether you sign this Agreement, you will receive information about your COBRA continuation rights under separate cover and must properly and timely elect COBRA as provided in the instructions if you want to elect such COBRA coverage.
(d)
Forfeiture of Unvested Equity Awards; Exercisability of Vested Options. You and the Company acknowledge and agree that, as of the Retirement Date, your unvested equity awards under the Company’s 2015, 2013 and 2008 Equity Incentive Plans and the award agreements thereunder (collectively, the “Plans”) are either forfeited or remain outstanding, as applicable, pursuant to their respective terms and the terms of the Plans in light of a “Qualified Retirement” occurring and “Service” for purposes of the Plans having ceased, on the Retirement Date.
(e)
Acknowledgement of Full Payment. You acknowledge and agree that the payments and other benefits provided under this Section 1 (Terms of Retirement and Separation as a Company Employee) are in complete satisfaction of any and all compensation and benefits due to you as an employee (including any wages, bonuses, commissions, severance pay, other compensation of any kind and/or benefits of any kind) by the Company on and prior to the Retirement Date. You further acknowledge that, except as expressly provided under or explicitly contemplated by this Agreement, no further compensation or benefits are owed or will be provided to you by the Company.
2.
Restrictive Covenants. You acknowledge and agree that all previously-executed confidentiality, nonuse, assignment of inventions, non-solicitation of employees, noncompetition, non-solicitation of customers and business partners, non-disparagement and other similar covenants or agreements among the Parties, including the Employee Non-Disclosure, Assignment of Inventions and Non-Solicitation Agreement entered into with the Company, dated as of January 19, 2024, and the Employee Restrictive Covenant Agreement entered into with the Company, dated as of January 19, 2024 (each as amended, modified or supplemented from time to time by mutual agreement of the Parties, collectively, the “Restrictive Covenants”) remain in full force and effect in accordance with their terms, and you agree to abide by the Restrictive Covenants.
3.
Cooperation. You agree to cooperate fully with the Company as set forth in Section 11(l) of your Employment Agreement.
4.
Consulting Agreement. Subject to and in consideration of your meeting your obligations under this Agreement, the Company will provide you with a separate consulting agreement effective on November 6, 2025 pursuant to which you will provide services to the Company immediately following the Retirement Date (as amended, modified or supplemented from time to time by mutual agreement of the Parties, the “Consulting Agreement”). You acknowledge and agree that the Company would not provide the Consulting Agreement to you but for your agreement to the terms and conditions of this Agreement, including Section 2 (Restrictive Covenants).
5.
Taxes. All taxes on compensation or benefits earned under this Agreement will be your responsibility; provided that the Company will withhold any taxes and remit those on your behalf to appropriate tax authorities if and to the extent the Company is required to do so by applicable law.
6.
Entire Agreement; Amendment. This Agreement contains the entire understanding of the Parties with respect to the subject matter and supersedes all prior agreements or understandings except as explicitly set forth in this Agreement. For the avoidance of doubt: nothing in this Agreement supersedes (a) the Restrictive Covenants, (b) the Indemnification Agreement by and among the Company, Lantheus Holdings, Inc. and you, dated as of June 29, 2015, as amended, modified or supplemented from time to time by mutual agreement of the Parties, (c) the Consulting Agreement, (d) Section 11(l) of your Employment Agreement, or (e) the Plans. The Employment Agreement by and among the Company and you, dated as of

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January 19, 2024, will be deemed to be terminated and of no further force and effect (other than provisions under it that are expressly indicated to survive therein and herein) as of the Retirement Date.
7.
Successors and Assigns. This Agreement is binding upon the Parties and their successors, but is not otherwise assignable, except that the Company may assign this Agreement without the prior written consent of you to an affiliate or in connection with a merger, acquisition, recapitalization, reorganization, change of control or sale of all or substantially all of its assets or business to which this Agreement relates (however such a transaction is structured).
8.
Choice of Law. This Agreement will be construed, governed, interpreted and applied in accordance with the laws of Massachusetts, without giving effect to the conflicts of laws provision thereof. Any disputes arising between the Parties relating to this Agreement will be subject to the exclusive jurisdiction and venue of the state and federal courts located in the Commonwealth of Massachusetts, and the Parties hereby waive any objection which they may have now or hereafter to the laying of venue of any proceedings in said courts and to any claim that such proceedings have been brought in an inconvenient forum, and further irrevocably agree that a judgment or order in any such proceedings will be conclusive and binding upon each of them and may be enforced in the courts of any other jurisdiction. You and the Company waive the right to a trial by jury with respect to any such dispute or other proceeding.
9.
Savings Clause. In the event that any one or more of the provisions of this Agreement (or any of its Exhibits) is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement (or its exhibits) is held to be excessively broad as to duration, scope of activity or subject, those provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.
10.
Interpretational Matter. The word “including,” as used in this Agreement, will be construed to mean “including without limitation.”
11.
Electronic Signatures. Signatures to this Agreement may be delivered by facsimile, by electronic mail (e.g., a “.pdf” file) or by any other electronic means that is intended to preserve the original appearance of the document, and such delivery will have the same effect as the delivery of the paper document bearing the actual, hand-written signatures.

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YOU FREELY, KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT AFTER HAVING THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Agreement to be executed, effective as of the Execution Date:

The Company:

Lantheus Medical Imaging, Inc.

By: /s/BOB MARSHALL
Name: Bob Marshall
Title: Chief Financial Officer and Treasurer

You:

/s/ BRIAN MARKISON
Brian Markison

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